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                  [ASTORIA FINANCIAL CORPORATION LETTERHEAD]


                                                                    NEWS RELEASE






                                                  CONTACT: PETER J. CUNNINGHAM
                                                           FIRST VICE PRESIDENT
                                                           INVESTOR RELATIONS
                                                           516-327-7877

FOR IMMEDIATE RELEASE


                 ASTORIA FINANCIAL CORPORATION ANNOUNCES RESULTS
                         OF ANNUAL SHAREHOLDERS MEETING


LAKE SUCCESS, NEW YORK, MAY 16, 2001 - Astoria Financial Corporation (Nasdaq:
ASFC) announced that, at its annual meeting held today, its shareholders overwhelmingly voted to re-elect John J. Conefry, Jr., Lawrence W. Peters and Thomas V. Powderly as directors for three year terms expiring at the 2004 annual meeting. In addition, its shareholders ratified the appointment of KPMG LLP as its independent auditors for the fiscal year ending December 31, 2001. The shareholders also adopted a shareholder proposal which recommends that the Board take the steps necessary to implement certain amendments to the Company's Certificate of Incorporation and Bylaws. The shareholder proposal received the support of less than a majority of the Company's outstanding shares. The proposal received more than a majority of the votes cast at the meeting, which was required for approval of the proposal under Astoria's Certificate of Incorporation and Bylaws.

      Commenting on the results of the meeting, Mr. George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria Financial, noted, "We are extremely pleased with the overwhelming support we received from our shareholders as demonstrated by the vote of more than 97% of the votes cast in favor of the re-election of our nominees as directors." With respect to the adoption of the shareholder proposal, Mr. Engelke commented, "As previously disclosed in the proxy materials, the Company's Board of Directors believes that the current provisions of our Certificate of Incorporation and Bylaws are in the best interests of the Company and its shareholders and are necessary to promote stability in the Company's corporate governance and to protect shareholders from hostile takeover abuses. The provisions have been in place since we became a public company in 1993. We always appreciate receiving the views of our shareholders,
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whether formal or informal. The results of the voting demonstrate that, even though the proposal received the requisite vote for adoption, it does not represent the views of the holders of a majority of the total shares outstanding as of the record date. The Board will take these results into consideration as it evaluates the recommendations set forth in the proposal in due course. Any amendments to the Company's Certificate of Incorporation and Bylaws will require further presentation to the shareholders and will require the affirmative vote of 80% of the outstanding shares of our common stock for approval in accordance with our Certificate of Incorporation and Bylaws."

      Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.6 billion, is the second largest thrift institution in New York and sixth largest in the United States. Astoria Federal, through its 86 banking offices, provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

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